Exhibit 10.10

01 December 2021

PRIVATE & CONFIDENTIAL

The Directors

Bulawayo Mining Company (Private) Limited

Old Esigodini/Old Tuli Road

BULAWAYO

ATTENTION: MR. KIMBTON CHIOTA

Dear Sir,

FACILITY NO. A207754 FOR US$4,000,000

We have pleasure in offering you the above-mentioned facility on the terms and conditions indicated herein. African Banking Corporation of Zimbabwe Limited (BancABC) will hereinafter be referred to as “the Bank” (which expression shall where the context so admits, include its successors in title and assigns) and BULAWAYO MINING COMPANY (PRIVATE) LIMITED will hereinafter shall be referred to as “the Borrower” (which expression shall where the context so admits include its successors in title and assignees).

This offer will be capable of acceptance by the Borrower within 14 days of date hereof, failing which it shall lapse and no longer be capable of acceptance. Any reinstatement of the offer will be at the sole and absolute discretion of the Bank, which shall be entitled to impose such further terms and conditions it deems fit.

This offer is to be accepted by the Borrower by signature hereof by an authorised signatory and delivery of the documents as set forth in clause 25 hereof. The agreement that shall be brought about as between the Bank and the Borrower pursuant to an acceptance of this offer by the Borrower is hereinafter referred to as “the Agreement”.

1.	Type of Facility

Composite Facility.

2.	Purpose

To finance capital expenditure (capex) and working capital requirements.

BancABC Head Office

1 Endeavour Crescent, Mount Pleasant Business Park. Mount Pleasant, P O Box2786, Harare, Zimbabwe

t +263 (024) 23692699, 2338000-20, 2369700-18, 2369460-69 F: +263 (024) 2369932

www.bancabc.co.zw

Directors: A.R. Katsande (Chairman), L.S. Mambondlani (Ph.D) (Managing Director)*, V. Mutenga (Finance Director)*, E.C. Gadzikwa

(Hon D.H.L),                             T. Mutarisi, B. Nkomo, N. Nyagura, C.D.A.Peech

*	Executive

BancABC is a brand name for African Banking Corporation of Zimbabwe Limited (A Registered Commercial Bank)

3.	Amount

3.1	The amount outstanding under the Global Facility from any cause arising (as contemplated in Clause 3.2) shall not exceed US$4,000,000 (United States Dollars Four Million only), hereinafter referred to as “the Facility Amount”.

3.2	It is understood that the amount outstanding to the debit of the Borrower’s cash advance account, the amount of bills outstanding drawn and accepted, the amount of documentary letters of credit including guarantees established on the Borrower’s behalf under this Agreement together with interest accrued, discount charges and other fees due to the Bank and unpaid at any time shall be aggregated to calculate the amount outstanding hereunder from time to time, and that aggregate shall not exceed the Facility Amount.

3.3	Nothing contained herein shall preclude the Bank from advancing a sum in excess of the Facility Amount and recovering the same in the event of default.

3.4	This facility is denominated in United States dollars and all repayments including capital, interest, costs and other ancillary charges to this facility shall remain payable in United States dollars, notwithstanding anything to the contrary.

4.	Period

4.1	The Facility Amount shall be made available until 31 August 2022.

4.2	Any sum of the Facility Amount not drawn down or utilised after 31 August 2022, shall no longer be available to the Borrower and the Bank shall be exonerated from any liability to make such sum available to the Borrower.

5.	Available By:

5.1	Term Loans

Amounts will, by arrangement, be advanced to the Borrower from time to time from the Borrower’s current account to enable it to meet capex and working capital requirements for periods of twenty four months from date of drawdown.

5.2	Call Loans

Subject to conducive market conditions, and at the sole discretion of the Bank, amounts may, by written arrangement, be advanced to the Borrower from time to time for short term periods of up to ninety (90) days to assist the Borrower in financing their short-term working capital requirements.

5.3	Acceptance Credit

The Borrower’s bills on the Bank at up to ninety (90) days’ sight, which bills must bear the clause “Drawn under Facility No. A207754” shall be capable of acceptance by the Bank.

5.4	Documentary Letters of Credit/Guarantees

Subject to the provisions of this Agreement, the Bank shall, upon request of the Borrower, establish irrevocable sixty (60) day documentary letters of credit/guarantees on the Borrower’s behalf, subject to the execution of a Contract for Documentary Credit by the Borrower and the Bank and then, issue letters of credit or guarantees subject to the terms and conditions set out in such Contract.

6.	Charges

6.1	Composite facility

6.1.1	The rate of interest payable by the Borrower on the global working capital facility, shall be equal to the base lending rate quoted by African Banking Corporation of Zimbabwe Limited to their corporate customers from time to time (which currently stands at 10% per annum) for US$ facilities, plus a margin of 2% per annum, calculated on the daily balance outstanding to the debit of the Borrower’s current account, which interest will be payable to the Bank monthly in arrears

If such interest is not paid on due date, the interest will be capitalised by the Bank and added to the then daily balance outstanding to the debit of the Borrower’s current account and itself be subject to interest in terms of this sub-clause 6.1.1.

6.1.2	The Borrower agrees that the Bank shall have the right, in its sole and absolute discretion, for any reason, at any time, to increase the rate of interest and /or drawdown fee or change the basis of quoting such rate and/or drawdown fee during the currency of this Agreement. Any change in the interest rate and/or drawdown fee will be advised to the Borrower in writing and will form an integral part of this Agreement. The Borrower will have the right to repay the amounts outstanding, together with interest accrued to the date of repayment, in the event that the Borrower does not consent to the change of the interest rates and/or drawdown fee.

6.1.3	All interest on the balance outstanding to the debit of the Borrower’s current account will, at the Bank’s option, be repayable to the Bank immediately (upon demand) after the Bank notifies the Borrower in writing that it requires payment.

6.2	Call Loans

The Borrower agrees that the Bank shall have the right, in its sole and absolute discretion, for any reason, at any time, to charge interest rate on call Loans, as determined by the market, at the time of drawdown or increase the rate of interest or change the basis of quoting such rate during the currency of this Agreement. Any change in the interest rate will be advised to the Borrower in writing and will form an integral part of this Agreement. The Borrower will have the right to repay the amounts outstanding, together with interest accrued to the date of repayment, in the event that the Borrower does not consent to the change of the interest rates.

6.3	LC confirmation fees of 0.75% per quarter payable upfront (to be pro-rated for period less than 90 days).

6.4	LC establishment fees at 0.5% flat of the LC amount established.

6.5	Arrangement fees of 1% per quarter of the LC amount payable upfront.

6.6	Arrangement fee of 1% flat on the facility amount

7.	Excesses

Any amount of liability of the Borrower to the Bank arising from any of the facilities contemplated herein, calculated in terms of clause 6.1.3 which exceeds the Facility Amount, shall be transferred to a current Account in the name of the Borrower, and the balance standing to the debit of the Borrower in that account will attract interest at a rate of 10% per annum above the rates stipulated in sub-clauses 6.1.1or asamended pursuant to notice issued in terms of sub-clause 6.1.2.

8.	Security

8.1	As a condition precedent for any drawdown, advance, or facility under this Agreement comprising part of the Facility Amount and any liability in excess thereof (as envisaged in clause 7) and hence the obligation of the Bank to provide any aspect of this facility to the Borrower, shall be conditional upon the Borrower executing, and where required in terms of law for enforcement, registering, as security for the due performance by the Borrower of its obligations and the payment of any indebtedness due by it to the Bank in terms hereof, the following:

8.1.1	Notarial General Covering Bond (NGCB) for US$15,000,000 (United States Dollars Fifteen Million), over property, plant and equipment owned by Bulawayo Mining Company (Private) Limited.

8.1.2	Deed of Hypothecation for US$15,000,000 (United States Dollars Fifteen Million), over the Borrower’s mining leases).

8.1.3	Unlimited guarantee from Metallon Corporation Limited in favour of Bulawayo Mining Company (Private) Limited.

8.1.4	Tripartite Revenue assignment agreement between Bulawayo Mining Company, Fidelity Printers & Refiners (FPR) and BancABC wherein FPR undertakes to make a direct transfer of US$250,000 a week to a designated collection account at BancABC.

8.1.5	Cession of comprehensive insurance covering all risks over bonded property, plant and equipment.

8.2	Insurance

The pledged stocks must be comprehensively insured at all times and the Bank’s interest must be noted in the insurance policy. The Bank may insure the pledged stocks and/or pay the premium on behalf of the Borrower and claim the cost from the Borrower, if it fails to provide proof or fails to pay any premiums or fails to insure the pledged stocks.

9.	Default

9.1	Should:

9.1.1	the Borrower fail to make payment by the due date of any amount due to the Bank by the Borrower in terms of this Agreement on the due date; or

9.1.2	the Borrower become insolvent, or be provisionally or finally liquidated, or provisionally or finally wound up, or be unable to pay its debts as they become due, or be placed under provisional or final judicial management or enter into a scheme of arrangement with its creditors generally or pass a resolution for its winding up, or should the Borrower commit any act of insolvency or enter into any compromise with its creditors generally or make default in the performance of any undertaking, term or condition of this Agreement; or

9.1.3	any representation or warranty given or made by the Borrower under this Agreement or any security be or become incorrect or misleading; or

9.1.4	the Borrower cease or threaten to cease to carry on its business or operations, or sell or transfer or otherwise dispose of the whole or a substantial part of its undertaking or assets, whether by a single transaction or a number of transactions, without the prior written consent of the Bank; or

9.1.5	there occur in the opinion of the Bank, any material change in the business or financial stature of the Borrower which may affect its ability to comply with its obligations under this Agreement or the basis on which the Bank has agreed to provide the facilities; or

9.1.6	the Borrower not be capable of providing the Bank with the assurance of repayment which it then requires; or

9.1.7	the Borrower act in any way which, in the reasonable opinion of the Bank, may have a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement; or

9.1.8	any change occur in senior management or effective ownership or control of the Borrower, without the prior written consent of the Bank;

9.1.9	the Borrower breach any of the covenants in clause 11, “the Covenants”, and fail to remedy the breach within ninety (90) days of receiving notice to remedy such a breach, if capable of being remedied;

9.1.10	the Borrower fail to provide the security items stated in clause 8 “Security”.

then in any such event, the Bank shall be entitled, without notice, to demand payment forthwith of sums required to cover the Borrower’s liabilities to the Bank hereunder, whether or not such liabilities are immediately payable and due and, in addition, decline to afford the Borrower any further facilities hereunder, and the Bank shall be released from any obligation toward the Borrower in terms hereof.

9.2	In the event that any amount which is the subject of demand made under 9.1 is not paid within seven (7) days of such demand, any outstanding monies shall be transferred to a default account, which will attract interest at a default rate of 10% per annum above the rates stipulated in sub-clauses 6.1.1 or as amended pursuant to notice issued in terms of sub-clause 6.1.2.

9.3	Application of Repayments

Payments received from the Borrower by the Bank will be applied in the following order:

9.3.1	Firstly, to settle default interest, if any;

9.3.2	Secondly, to settle current interest;

9.3.3	Thirdly, to reduce or extinguish capital indebtedness; and

9.3.4	Lastly, to settle legal costs, if any;

10.	Negative Covenants

The Borrower hereby undertakes that, for so long as any amount is owing by the Borrower to the Bank in terms hereof, without the Bank’s prior written consent (which consent shall not be unreasonably withheld), the Borrower shall not:-

10.1	give any guarantee, create any pledge or charge or hypothecation over any of its assets;

10.2	negotiate any borrowing facilities in addition to those presently available to it;

10.3	assign, sell or transfer, lease or otherwise dispose (and in any case otherwise than for full consideration in ordinary course of trading) of all or any substantial part of its assets, business, or other property (whether by one transaction or by a series of transactions whether related or not);

10.4	use the proceeds of any facility under this Agreement to assist in a venture or project which involves or may in any way be linked or be construed to be linked to an illegal activity including but not limited to drug trafficking, money laundering, the sale of liquor, the sale of arms and weapons of war, and terrorist activity;

10.5	stand surety for, or guarantee, or underwrite the debts and liabilities of any third party;

10.6	issue out any debt instrument or preference share;

10.7	declare or pay any dividend while any amount which is due and payable by the Borrower to the Bank in terms hereof, remains outstanding.

11.	Covenants

The Borrower hereby undertakes and covenants to the Bank that, for so long as any amount is outstanding by the Borrower to the Bank in terms hereof, it shall:

11.1	submit quarterly management accounts within thirty (30) days after each quarter;

11.2	submit annual audited accounts within three (3) months after each year end;

11.3	channel sales deposits of at least of US$24,000,000 (United States Dollars, Twenty-Four Million), per annum and ZW$50,000,000 (Zimbabwe Dollars, Fifty Million) per month failure of which penalty interest margin of 10% per annum above the rates stipulated in sub-clauses 6.1.1 or as amended pursuant to notice issued in terms of sub-clause 6.1.2;

11.4	set up a sinking fund for collection of monthly deposits which will in turn be deployed towards expunging the LC upon its maturity;

11.5	provide such other returns and information as the Bank may reasonably request;

11.6	notify the Bank of any proposed change in senior management of the Borrower;

11.7	notify the Bank of any proposed change in effective ownership or control of the Borrower;

11.8	send, or ensure that there is sent to the Bank as soon, as the same is instituted/ or when it comes to the knowledge of the Borrower, details of any litigation, arbitration or administrative proceedings against the Borrower or of any dispute with any governmental regulatory body or law enforcement authority, or of any labour dispute or of any other event or other proceeding against it or involving it;

11.9	notify the Bank as soon as it becomes aware of any circumstance or breach of the terms of any licence under which the Borrower carries on business, which may result in the revocation of or refusal to renew any such licence;

11.10	notify the Bank as soon as it becomes aware of any circumstance or breach by it of any terms of compliance of any permission or authority which may result in a revocation of that permission or authority or a refusal to renew such permission or authority, which may have a material effect on the business of the Borrower and/or its ability to honour the obligations placed upon it in terms of this Agreement;

11.11	forthwith upon becoming aware of the same, inform the Bank of the occurrence of any event likely to prejudice its ability to repay and/or comply with its obligations hereunder and/or any security becoming invalid or unenforceable in any respect;

11.12	conduct its business and operations in compliance with all laws, regulations, permissions and authorities applicable to it;

11.13	keep books and records in respect of all of its businesses and affairs in accordance with generally accepted accounting principles and practices;

11.14	cause its affairs to be audited, by an appropriately qualified auditor, whose name shall be advised to the Bank, in accordance with International Accounting Standards;

11.15	notify the Bank of any qualification or negative report made by any auditor in the process of such audit;

11.16	grant to the Bank or its duly authorised representatives, upon reasonable notice and at reasonable time, access to all the books and records and affairs of the Borrower and its subsidiaries, for the purpose of the Bank satisfying itself as to compliance by the Borrower of the terms of this Agreement and the continued capability of the Borrower to honour the obligations and liabilities placed upon it by the terms hereof;

11.17	it shall maintain, for so long as any monies are owing to the Bank in terms hereof, a total Debt Service cover ratio being the ratio of Cashflow Before Finance Costs of the Borrower to Debt Service of not less than 1.2:1 where:

(i)	Cashflow Before Finance Costs in respect of any period means Profit Before Interest and Tax for that period derived by:

(a)	adding back an amount equal to any depreciation and amortisation of goodwill and knowhow charged during such period to the extent that it was deducted in calculating profit before income tax;

(b)	by deducting any increase in Working Capital or adding back any decrease in Working Capital;

(c)	by deducting amounts paid in respect of capital expenditure and expenditure on investing activity;

(d)	by deducting payments made during the period in question in respect of a capital element of all credit sale per conditional sale agreements or hire purchase agreements to the extent not already covered in Working Capital;

(e)	by deducting an amount paid in cash in respect of corporate tax including amounts paid in respect of withholding tax in respect of dividends and amounts paid in respect of additional corporate tax with the set-off if any of the withholding tax paid in respect of dividends, proposed for the period;

(f)	by deducting exceptional costs to the extent that same were added back in calculating profit before income tax; and

(ii)	“Debt Service” means, in respect of any period, the aggregate of

(a)	interest, commission, guarantee fees and commitment fees relating to the Facility, which is the subject of this letter, which have accrued to the date of calculation whether or not then due and payable;

(b)	interest accrued on any other borrowings of the Borrower and the interest element of hire purchase agreements and finance leases which have accrued to the date of calculation whether or not then due and payable;

(c)	the consideration given by the Borrower, during that period, whether by way of discount or otherwise, in connection with finance for the Borrower or its subsidiaries by way of acceptance credit, bill discounting, debt factoring or any other like arrangement;

(d)	repayment of the Facility provided by the Bank in terms of this letter, and falling due during that period; and where

(iii)	Profit Before Interest and Tax, in respect of any period, means the consolidated profits of the Borrower for that period, before the deduction of interest and corporate income tax on the overall income of the Borrower payable in respect of that period, and to which the relevant profit and loss accounts relate but:

(a)	excluding any gain or loss which would be regarded as an extraordinary item in terms of the International Accounting Standards;

(b)	excluding interest of whatever nature received by the Borrower or any of its subsidiaries;

(c)	adding back any debits arising as a result of amortisation of goodwill or of know-how;

(d)	deducting any profit arising out of a release of opening balance sheet provisions for liabilities and charges other than in the normal course of business and in accordance with the accounting required by application of the terms of the International Accounting Standards;

(e)	excluding any share of the profits of associated companies which are not wholly owned by the Borrower, except for dividends actually received by the Borrower;

(f)	excluding any losses suffered by associated companies, save to the extent that such losses or any part of the same are funded by the Borrower or its Subsidiaries;

(g)	reversing any adjustments required to be made in terms of the International Accounting Standards, IAS 32;

(h)	excluding any profits resulting from the disposal of capital assets, businesses or shares; and where

(iv)	“Working Capital” means cash, current trade and other debtors in respect of operating items, prepayments and stock, less current trade and other creditors and other short-term liabilities including interest accrued, capital expenditure creditors and restructuring provisions and any other provisions to the extent that they have not been charged against PBIT (but excluding borrowings, dividends and tax liabilities and management fees).

12.	Penalties

12.1	Should the Borrower breach any of the covenants in clause 11, “the Covenants”, and fail to remedy the breach within ninety (90) days of receiving notice to remedy such a breach, if capable of being remedied, the Borrower acknowledges that the Bank shall implement a penalty interest of 10% per annum above the rates stipulated in sub-clauses 6.1.1 or as amended pursuant to notice issued in terms of sub-clause 6.1.3 for as long the Borrower remains in breach of the Covenants.

12.2	Payment in terms of the above clause 12.1 shall be due from the Borrower to the Bank without further demand from the Bank.

13.	Warranties

The Borrower gives and makes to the Bank the warranties set out herein:

13.1	it is duly incorporated and validly existing under the laws of Zimbabwe holding all requisite statutes and other consents and licences to enable it to carry on business in Zimbabwe;

13.2	the acceptance and performance of its obligations herein are within its corporate powers and have been duly authorised by all necessary corporate or other action, and all necessary licences, consents, permissions and authorities to enable the Borrower to enter into this Agreement and perform its obligations under the terms hereof have been obtained;

13.3	the entry into this Agreement and the execution and the registration of the securities set forth in clause 8 by the Borrower do not contravene any law or contractual obligation, binding upon the Borrower;

13.4	this Agreement and the securities constitute legal, valid and binding obligations of the Borrower enforceable against it in accordance with the terms and obligations herein;

13.5	all information (whether written or oral) provided by the Borrower to the Bank in connection with its affairs, business and this Agreement and whether provided before or after the date of this Agreement is true and accurate in all material respects and is not misleading (whether as a result of the omission or otherwise) in particular, but without prejudice to the generality of the foregoing, the Borrower is not in breach of any of the terms, covenants, conditions and provisions of or in default under, and has not done or omitted to do anything which with the giving of notice and/or lapse of time might constitute a default under any law, decree, regulation or similar enactment or any deed or trust, agreement or other instrument, arrangement, obligation or duty to which it is a party or is subject or by which it or any of its assets is bound, and which breach or a default or notice might have a material adverse effect on the business, assets or prospects of the Borrower.

14.	General

14.1	Any and all payments made to the Bank hereunder shall be made tax free and clear of and without deductions for any imposts including present or future taxes, levies, deductions, charges or withholdings, and all liabilities with respect thereto. If the Borrower shall be required by law to deduct any taxes from or in respect of any sum payable hereunder, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this clause) the Bank shall receive an amount equal to the sum it would have received had no such deduction been made.

14.2	In the event of the Bank taking any proceedings to recover any amount due to it, the amount due to it shall be determined and proved by a certificate signed by any Director or General Manager of the Bank (whose authority and position it shall not be necessary to prove) and such certificate shall be prima facie proof of the amount due by the Borrower for the purposes of default judgment provisional sentence or summary judgment and the onus shall be on the Borrower to disprove the accuracy of such certificate.

14.3	All costs and other charges necessarily incurred by the Bank and arising out of, the recovery of any amount due under this Agreement, including legal charges on a legal practitioner/client scale as well as collection commission which the Bank may incur prior to instituting action and instructing action for the recovery of any amount(s) due to it, will be recoverable by the Bank, on demand, from the Borrower.

14.4	In the event of a default on any facility or amount advanced to the Borrower, the Bank reserves the right to inspect all books and records of the Borrower at the Borrower’s premises or otherwise situated.

14.5	The Bank shall be entitled in its sole and absolute discretion and without notice to the Borrower to combine or consolidate any outstanding principal or interest on the facility with any other accounts which the Borrower maintains with the Bank and set off or transfer any money standing to the credit of the Borrower’s accounts in or towards the satisfaction of the Borrower’s liability to the Bank in respect of the facility. It is further agreed that the Bank’s right to set off extends to accounts or amounts in different currencies.

14.6	The Bank shall have the right to set-off balances with the Borrower’s related companies.

14.7	The Borrower hereby acknowledges and authorises the collection, processing, disclosing, sharing and transferring of information pertaining to the Borrower and its related parties to and from any credit reference agencies. The Borrower also agrees that the credit reference bureaus may in turn make the Borrower’s records and details available to other credit granters.

15.	Domicilia

15.1	The parties choose as their domicilium citandi et executandi (“domicilium”) and contact details for the purposes of the giving of any notice, the serving of any process and for any other purpose arising from this Agreement as follows -

15.1.1	The Borrower: Bulawayo Mining Company (Private) Limited
Old Esigodini/Old Tuli Road

BULAWAYO

Phone Number:	+263 -273 2212

The Bank:	African Banking Corporation of Zimbabwe Limited
ABC House
1 Endeavour Crescent
Mount Pleasant Business Park
Mt Pleasant
HARARE

Phone Number:	+263 242- 369 932

15.2	Each of the Parties shall be entitled from time to time, by written notice to the other, to vary its domicilium to any other address in Zimbabwe.

15.3	Any notice given and any payment made by any party to the other (“the addressee”) which:

15.3.1	is delivered by hand during normal business hours of the addressee at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received by the addressee at the time of delivery;

15.3.2	is posted by prepaid registered post to the addressee at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received by the addressee on the third day after the date of posting; and

15.3.3	is sent by telefacsimile to the address of the addressee referred to in 15.1.1 shall be rebuttably presumed to have been received by the addressee on the first business day succeeding the date on which the telefacsimile is transmitted.

15.3.4	Is sent by electronic mail, on the date that the email is sent. However, if the email is sent at any time after 4.30 p.m. local time on a Business Day to the email address of the recipient set out in clause 15.1.1. above, it is deemed to have been received at the commencement of business on the next Business Day.

The Borrower acknowledges that the Bank is able to send electronic mail to the Borrower and receive electronic mail from the Borrower. Furthermore, any notices or documents sent by the Bank through electronic shall not be denied legal effect, validity or enforceability solely on the ground that the notice or service was sent electronically or transmitted electronically. The Borrower releases the Bank from any daim that may arise as a result of any unauthorized copying, recording, reading or interference with any document or information after transmission of electronic mail by the Bank, for any delay or non-delivery of any document or information and for any damage due to connectivity challenges or any system failure experienced by the Borrower.

16.	Law and Jurisdiction

16.1	This Agreement will be governed and construed in accordance with the laws of Zimbabwe.

16.2	The Parties hereby consent to the jurisdiction of the High Court of Zimbabwe at Harare in respect of disputes or differences which may any time hereafter, whether during the continuance in effect of this Agreement or upon or after its discharge, arise between the parties hereto concerning any matters specified in this Agreement.

16.3	Nothing contained in this clause shall limit the right of the Bank to take proceedings against the Borrower in any other Court of competent jurisdiction, nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

16.4	The Borrower irrevocably agrees that any judgement in any proceedings brought in any Court pursuant to Clause 16.3 shall be conclusive and binding on it and may be enforced in any other Courts having jurisdiction over it.

16.5	In the event that the Bank is granted judgment against the Borrower arising from this Facility, the Borrower irrevocably consents to the execution of the judgment in the United States Dollars without conversion into any other currency provided that the Bank may agree to such conversion in its absolute discretion.

17.	No Immunity

In any proceedings taken in any jurisdiction in relation hereunder, the Borrower shall not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

18.	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrower and their respective successors and permitted assigns and references to either of them in this Agreement or the Securities in clause 8 shall be construed accordingly.

The Borrower may not assign cede, delegate or transfer any of its rights and/or obligations under this Agreement or the Securities referred to in clause 8 without the prior written approval of the Bank. The Bank may assign, novate, transfer all or any of its rights and/or obligations under this Agreement and under any of the Securities referred to in clause 8 without the consent of the Borrower.

19.	Waiver

No failure or delay by the Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise or enforcement of any right, power or remedy. The rights and remedies of the Bank under this Agreement are cumulative and not exclusive of any right or remedy provided by law.

20.	Severability

Any clause or part of this Agreement, which may for whatever reason be invalid or unenforceable in law, shall be severable from the Agreement without affecting the validity and enforceability of the remainder of the Agreement.

21.	No Prior Agreement

This Agreement, as of the date of signature of acceptance thereof by the Borrower, represents the entire agreement between the Borrower and the Bank and consequently supersedes prior agreements or understandings, either oral or written, exchanged or delivered during negotiations leading up to this Agreement.

22.	Variation

Save for instances where variation is otherwise provided for in this Agreement, no variation shall be of any force or effect unless reduced to writing and signed for by both parties and any waiver of any default shall only be effective if made in writing and signed by the Bank.

23.	Expiry Date of Facility

The facility granted under this Agreement represents a line of credit and not a legal commitment to lend and unless previously withdrawn by the Bank or previously extended, will expire as follows;

23.1	Term loans - 24 months from the date of drawn; on which date all monies due hereunder must be repaid; and

23.2	Letter(s) of credit/ call loans/ acceptance credit - 31 August 2022, on which date all monies due hereunder must be repaid.

In the event of any monies due remaining unpaid after the expiry date the Bank reserves its right to institute legal action in terms of this Agreement for the recovery of the same. Any accommodation or indulgences which may be made by the Bank shall not be regarded as a waiver of such right or any other right under this Agreement.

24.	Change of Law or Circumstance

If, after granting the facility, the law changes such that it becomes unlawful to maintain the facility, the Borrower will immediately repay in full the amounts due to the Bank induding charges.

25.	Acceptance

The Borrower shall signify its accord to the terms and conditions set out herein by having the enclosed copy of this letter signed by an authorised signatory and submit the letter, so signed, together with a signed copy of the resolution of the Board of Directors of the Borrower attached hereto, to the Bank on or before 20 December 2021.

26.	Electronic Signatures

Should this agreement be signed off electronically;

26.1.	Each party agrees that either signatory and their respective witnesses may sign this Agreement using electronic signatures, whether digital or encrypted and such electronic signatures shall have the same force and effect as though such signatures had been appended physically onto the Agreement. Provided that the signature is identical to that which is provided to the Bank as the Borrower’s specimen signature upon account opening.

26.2.	Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format (“pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original or electronic signature.

26.3.	The parties further agree that this Agreement shall not be denied legal effect, validity or enforceability solely on the ground that this Agreement has been signed electronically or transmitted electronically. The Borrower indemnifies and holds the Bank harmless of any loss or claim arising as a result of the Bank’s use of this Agreement or other documents incidental hereto that have been executed electronically.

Yours faithfully

For and on behalf of AFRICAN BANKING CORPORATION OF ZIMBABWE LIMITED

/s/ Rufaro Muzangaza	/s/ Taurayi Mushure
RUFARO MUZANGAZA	TAURAYI MUSHURE
CREDIT DEPARTMENT	CORPORATE BANKING

We, BULAWAYO MINING COMPANY (PRIVATE) UMITED hereby confirm our accord with the terms and conditions of the aforegoing offer and undertake to carry all of the obligations set out therein. We enclose a certified extract of the minutes of our Board Meeting held on _________________authorising the entry into the Agreement and authorising the undersigned signatories to operate the facility under the Agreement.

For and on behalf of BULAWAYO MINING COMPANY (PRIVATE) LIMITED.

/s/ Kimbton Chiota	/s/ Tavepi Dafana
KIMBTON CHIOTA	TAVEPI DAFANA
MANAGING DIRECTOR	FINANCE DIRECTOR

16 DEC. 2021	16 December 2021
Date 16 DEC. 2021	Date 16 December 2021

Witness

/s/ George Museta

Signature	Signature

George Museta

Name	Name